                                                 21 November 2001

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016


Dear Sirs:

LORAL SPACE & COMMUNICATIONS LTD (THE "COMPANY")

We have acted as Bermuda counsel to the Company in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and its subsidiary, Loral CyberStar, Inc. with the Securities and Exchange Commission (the "SEC") on 16 November, 2001, as amended by Amendment No. 1 thereto filed with the SEC on 21 November 2001 in connection with Loral CyberStar, Inc's offer to exchange Loral CyberStar's 10% Senior Notes due 2006 which shall be guaranteed by the Company and warrants (the "Warrants") to purchase up to 6,657,096 shares of Common Stock of the Company ( the "Warrant Shares") for Loral CyberStar, Inc's outstanding 11-1/4% Senior Notes due 2007 and 12-1/2% Senior Discount Notes due 2007.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined in the Schedule to this opinion (the "Documents") together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)      the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of natural persons signing the Documents;

(e) that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents are true, accurate and complete;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Executive Committee of the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Transaction Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h) that at the time of the Resolutions the Executive Committee had been duly appointed and authorised in accordance with the Constitutional Documents of the Company and that the Resolutions have been duly passed in accordance with the authority granted to the Executive Committee by the Board of Directors of the Company;

(i) that each member of the Executive Committee of the Board of Directors of the Company, when the Executive Committee of the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(j) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(k) that the records which were the subject on of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(l) that when Warrant Shares are issued under pursuant to the exercise of the Warrants, the issue price (in whatever form) will not be less than the par value of the Shares and the Company will have sufficient authorised but unissued share capital to effect the issue and will have the necessary consent from the Bermuda Monetary Authority for such share issue.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2) The Warrants have been duly authorised by the Company for issuance and sale pursuant to the Exchange Offer according the terms set forth in the final Exchange Offer Prospectus; and when issued executed and authenticated in accordance with the provisions of the Warrant Agreement and delivered and paid for in accordance with the terms of the Exchange Offer and the final Exchange Offer Prospectus, the Warrants will be entitled to the benefits of the Warrant Agreement and will be valid and binding obligations of the Company enforceable against in accordance with their terms.

(3) The Warrant Shares have been duly authorised and reserved by the Company for issuance and sale pursuant to the Warrant Agreement and when issued, executed and authenticated in accordance with the provisions of the Warrants and the Warrant Agreement upon exercise of the Warrants in accordance with the provisions thereof, the Warrant Shares will be validly issued, fully paid and non assessable, and holders of the Warrant Shares will have no liability, in their capacity as holders of the Warrant Shares for any debt or other obligation of the Company towards third parties.

RESERVATIONS

We have the following reservations:-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda as of the date hereof.

(b) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(d) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(e) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

         (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

         (ii) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

         (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

         (iv) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

         (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

(f) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion on 21 November 2001 and have not enquired as to whether there has been any change since the date of such search.

(g) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion on 21 November 2001 and have not enquired as to whether there has been any change since the date of such search.

DISCLOSURE
This opinion is addressed to you in connection with the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or entity or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company. We also consent to the reference to our Firm under the captions "Foreign Issuer Considerations" and "Legal Matters."
Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.
Yours faithfully,
/s/ Appleby, Spurling & Kempe

                                    SCHEDULE

1. The entries and filings shown in respect of the Company on the files of the Company maintained at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches completed on 21 November 2001.

2. The entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda as revealed by searches completed on 21 November 2001.

3. A certified copy of the resolutions unanimously adopted by the Executive Committee of the Board of Directors of the Company at a meeting which was duly called and held on 21 November 2001 (the "Resolutions").

4. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (together, the "Constitutional Documents").

5. A certified copy of the Bermuda Monetary Authority Letter dated 9 November 2001 in respect of the issue of the Warrants and the Warrant Shares.
6.       A copy of the final Registration Statement.